STOCK PURCHASE AGREEMENT

AMONG

ALPHARMA U.S. INC.,

ALPHARMA INC.,

CARDINAL HEALTH 110, INC.,

AND

CARDINAL HEALTH, INC.

March 8, 2006

TABLE OF CONTENTS

Section 1. Definitions *

Section 2. Purchase and Sale of Stock of Target Company *

(a) Basic Transaction *

(b) Preliminary Purchase Price *

(c) The Closing *

(d) Deliveries at Closing 9

(e) Preparation of Closing Date Pro Forma Balance Sheet *

(f) Adjustment to Preliminary Purchase Price *

Section 2A. Guaranty 11

(a) Guaranty 11

(b) Waiver of Notices, Etc. 11

(c) Reinstatement 12

(d) Waiver of Subrogation; Subordination 12

(e) Successors and Assigns 12

Section 3. Representations and Warranties Concerning Transaction *

(a) Seller's and Parent's Representations and Warranties *

(b) Buyer's and Guarantor's Representations and Warranties *

Section 4. Representations and Warranties Concerning the Target Company 14

(a) Non-contravention 14

(b) Brokers' Fees 14

(c) Title to Tangible Assets 14

(d) Financial Statements 14

(e) Events Subsequent to December 31, 2005 15

(f) Legal Compliance 16

(g) Tax Matters 16

(h) Real Property 17

(i) Contracts 18

(j) Litigation 18

(k) Employee Benefits 18

(l) Environmental, Health, and Safety Matters 20

(m) Labor Matters 21

(n) Product Liability 21

(o) Customers 21

(p) Inventory and Accounts Receivable 22

(q) Regulatory Matters 22

(r) Certain Business Relationships with Parent and its Affiliates 22

(s) Organization, Qualification, and Corporate Power 22

(t) Capitalization 23

(u) Origin of Pharmaceutical Products 23

(v) Venture Pharmaceutical 23

(w) Insurance 23

(x) Intellectual Property 23

(y) Payroll Taxes 24

(z) Intercompany Accounts 24

(aa) Suppliers 24

(bb) The Premier Group 24

(cc) Premier Group Rebates 24

(dd) Chargebacks 24

(ee) Disclaimer of Other Representations and Warranties 24

Section 5. Pre-Closing Covenants *

(a) General *

(b) Notices and Consents *

(c) Operation of Business *

(d) Preservation of Business 25

(e) Full Access and Confidential Information 25

(f) Notice of Developments 26

(g) Exclusivity 26

Section 6. Post-Closing Covenants *

(a) General *

(b) Litigation Support *

(c) Transition 27

(d) Covenant Not to Compete *

(e) Employee Benefits Matters 28

(f) Labor Matters; WARN Act 29

(g) Premier Group Rebates *

Section 7. Conditions to Obligation to Close *

(a) Conditions to Buyer's Obligation *

(b) Conditions to Seller and Parent's Obligation *

Section 8. Remedies for Breaches of This Agreement *

(a) Survival of Representations and Warranties *

(b) Indemnification Provisions for Buyer's Benefit *

(c) Indemnification Provisions for Seller's Benefit *

(d) Specific Indemnity for Buyer's Benefit 33

(e) Matters Involving Third Parties 33

(f) Limitations on Indemnification *

(g) Determination of Adverse Consequences 34

(h) Exclusive Remedy *

(i) Environmental Remedies *

Section 9. Tax Matters 35

(a) Tax Sharing Agreements 35

(b) Returns for Periods Through the Closing Date 35

(c) Tax Proceedings 36

(d) Tax Indemnification 37

(e) Indemnification for Post-Closing Transactions 37

(f) Post-Closing Transactions Not in Ordinary Course of Business 37

(g) Code Section338(h)(10) Election 37

(h) Tax Refunds and Credits 38

(i) Cooperation 38

Section 10. Termination *

(a) Termination of Agreement *

(b) Effect of Termination *

Section 11. Miscellaneous *

(a) Press Releases and Public Announcements *

(b) No Third-Party Beneficiaries 40*

(c) Entire Agreement 40

(d) Succession and Assignment 40

(e) Counterparts *

(f) Headings *

(g) Notices *

(h) Governing Law *

(i) Amendments and Waivers *

(j) Severability *

(k) Expenses 42

(l) Allocation of Purchase Price 42

(m) Construction *

(n) Exhibits, Annexes, and Schedules 42

Exhibit A	-	Target Pro Forma Balance Sheet
Exhibit B	-	Reserved
Exhibit C	-	Reserved
Exhibit D	-	Financial Statements

Annex I	-	Exceptions to Seller's and Parent's Representations and Warranties Concerning Transaction
Annex II	-	Exceptions to Buyer's and Guarantor's Representations and Warranties Concerning Transaction

Disclosure Schedule	-	Exceptions to Representations and Warranties Concerning the Target Company

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement") is entered into as of March 8, 2006, by and among Cardinal Health 110, Inc., a Delaware corporation ("Buyer"), Cardinal Health, Inc., an Ohio corporation ("Guarantor"), Alpharma U.S. Inc., a Delaware corporation ("Seller"), and Alpharma Inc., a Delaware corporation ("Parent"). Buyer, Guarantor, Parent and Seller are referred to collectively herein as the "Parties."

WHEREAS, Seller, a wholly-owned subsidiary of Parent, is the beneficial and record owner of all of the issued and outstanding stock of ParMed Pharmaceuticals, Inc., a Delaware corporation (the "Target Company") which entity operates the Business and owns all of the assets and liabilities of the Business;

WHEREAS, Buyer desires to purchase and Seller desires to sell of all of the issued and outstanding stock of the Target Company in a cash transaction in accordance with the terms of this Agreement; and

WHEREAS, in consideration of Seller and Parent entering into this Agreement, Guarantor has agreed to guarantee all of Buyer's obligations under this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

    Definitions.

    "Actual Value" has the meaning set forth in Section 2(e)(iii)(C) below.

    "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

    "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

    "Affiliated Group" means any affiliated group within the meaning of Code Section1504(a) or any similar group defined under a similar provision of state, or local law.

    "Alpharma Credit Agreement" means the Loan and Security Agreement dated as of October 26, 2005 by and among Parent and certain of its Affiliates and Bank of America, N.A., as Administrative Agent, and the lenders party thereto from time to time, as restated, amended, supplemented or otherwise modified from time to time.

    "Alpharma Credit Agreement Lien" means any security interest, pledge or other lien in existence immediately prior to the Closing under the Alpharma Credit Agreement with respect to the assets and stock of the Target Company.

    "Alpharma Global Insurance Program" means the portfolio of property, casualty and executive liability insurance policies of Parent with respect to the operations of Seller (including the Global Liability, Surety, Global Property, Global Transit, Director's and Officer's Liability and other executive management liabilities policies, and the U.S. Casualty program).

    "Basket" has the meaning set forth in Section 8(f) below.

    "Bonus Obligations" means any payment due to Employees of the Business under the Executive Bonus Plan of Seller for the 2005 fiscal year not already paid by Target Company prior to the Closing Date.

    "Business" means the assets (of every kind and description except as specifically provided elsewhere in this Agreement), liabilities (whether known or unknown, whether asserted or unasserted, whether liquidated or unliquidated, and whether due or to become due; all except as specifically provided elsewhere in this Agreement) and operations of the Target Company as conducted by the Target Company as of the Closing Date.

    "Buyer" has the meaning set forth in the preface above.

    "Cash" means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the December Financial Statements. For clarification purposes, outstanding checks will be classified as Excluded Liabilities and will reduce accounts payable on the Target Pro Forma Balance Sheet and the Closing Date Pro Forma Balance Sheet.

    "CERCLA" has the meaning set forth in Section 8(i) below.

    "Closing" has the meaning set forth in Section 2(c) below.

    "Closing Date" has the meaning set forth in Section 2(c) below.

    "Closing Date Pro Forma Balance Sheet" has the meaning set forth in Section 2(e)(ii) below.

    "COBRA" has the meaning set forth in Section 4(k) below.

    "Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder by the United States Department of Treasury.

    "Confidential Information" means any information concerning the business and affairs of Target Company that is not already generally available to the public.

    "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) SectionSection412 and 4971 of the Code, (iv) the continuation coverage requirements of SectionSection601 et seq. of ERISA and Section4980B of the Code, (v) the portability and nondiscrimination requirements of Section701 et seq. of ERISA and SectionSection9801 et seq. of the Code, (vi) Section4975 of the Code, and (vii) corresponding or similar provisions of foreign laws or regulations.

    "Current Assets" means the sum of the dollar amounts reflected on the Target Pro Forma Balance Sheet and the Closing Date Pro Forma Balance Sheet, respectively, for accounts receivable, inventory, prepaid expenses and other items that would be classified as "current assets" in accordance with GAAP; provided, however, that any Excluded Assets shall be excluded from such sum.

    "Current Liabilities" means the sum of the dollar amounts reflected on the Target Pro Forma Balance Sheet and the Closing Date Pro Forma Balance Sheet, respectively, for accounts payable, accrued expenses and current non-Income Tax payable and other items that would be classified as "current liabilities" in accordance with GAAP; provided, however, that accruals or reserves with respect to Intercompany Payables, current income taxes payable, Retention Arrangements and any Excluded Liabilities shall be excluded from such sum.

    "December Financial Statements" has the meaning set forth in Section 4(d) below.

    "Disclosure Schedule" has the meaning set forth in Section 4 below.

    "Draft Closing Date Pro Forma Balance Sheet" has the meaning set forth in Section 2(e)(i) below.

    "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section3(3)) and any other material employee benefit plan, program, arrangement, policies, and practices providing benefits to any Employee of the Business or former employee of the Target Company or beneficiary or dependent thereof, or to present or former directors whether or not written, and whether covering one person or more than one person, sponsored or maintained by the Target Company or any ERISA Affiliate or to which the Target Company or any ERISA Affiliate contributes or is obligated to contribute or under which any Employee of the Business or former employee or director of the Target Company is entitled to any compensation or benefits (whether or not contingent) as a result of service to the Target Company or an ERISA Affiliate. Without limiting the generality of the foregoing, the term "Plans" includes all Employee Welfare Benefit Plans and all Employee Pension Benefit Plans, and all employee stock option or stock purchase plans, bonus or incentive plans or programs, severance pay plans, policies, practices or agreements, fringe benefits, and employment agreements.

    "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section3(2).

    "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section3(1).

    "Employees of the Business" means all Persons employed on the Closing Date by the Target Company who are actively at work but also including any employees who are on an approved short-term leave of absence (including medical leave) or vacation provided that any such Person returns to work within 180 days of the earlier of the date the leave began or Closing.

    "Environmental, Health, and Safety Requirements" means all federal, state or local statutes, regulations, and ordinances concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA Affiliate" means each entity that is treated as a single employer with the Target Company for purposes of Code Section414 or ERISA Section4001(a)(14) or 4001(b)(1).

    "Excluded Assets" means (a) any Cash or Intercompany Receivables, (b) any refund, credit or other asset relating to any Income Tax, (c) any rights of Target Company under this Agreement, (d) any insurance policy under the Alpharma Global Insurance Program and all rights thereunder and (e) prepaid insurance amounts related to the Alpharma Global Insurance Program.

    "Excluded Liabilities" means (a) any liabilities of the Target Company as of the Closing Date with respect to Bonus Obligations, (b) any liabilities of the Target Company arising out of any personal injury and/or death or damage to property relating to the Products marketed, distributed, sold or otherwise provided by, or on behalf of, the Target Company prior to the Closing to the extent a claim is made during the period beginning on the date of this Agreement and ending on the fourth anniversary of the Closing Date, (c) any Intercompany Payables, (d) Target Company's pension liabilities, (e) any Income Tax liabilities of the Target Company for any Pre-Closing Period, including (but not limited to) those arising in connection with the consummation of the transactions contemplated hereby, (f) accruals for U.S. audit fees related to the audit by BDO Seidman, LLP of Parent's consolidated financial statements for the years ended December 31, 2005 and 2006, and (g) any liabilities of the Target Company for periods prior to the Closing Date for drug rebates owed by the Target Company pursuant to the Medicaid Drug Rebate Program created under the Omnibus Reconciliation Act of 1990 or any related state program, including any amounts owed to the State of California - Department of Health Services pursuant to such program and/or California's Supplemental Rebate Program.

    "FDA" means the United States Food and Drug Administration, and any successor agency or entity thereto that may be established hereafter.

    "FDC Act" means the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. Section321, et seq., as amended.

    "Final Pro Forma Working Capital" means the Working Capital set forth on the Closing Date Pro Forma Balance Sheet.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

    "Guaranty" has the meaning set forth in Section 2A(a) below.

    "Guarantor" has the meaning set forth in the preface above.

    "Home Medical Equipment" means equipment that enables individuals who are elderly, injured or disabled to function in a more normal manner, including mobility, bath safety, incontinence, wound care and respiratory products, compression hosiery and braces/supports.

    "High Value" has the meaning set forth in Section 2(e)(iii)(B) below.

    "Income Tax" means any U.S. federal, state or local income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

    "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule, attachment thereto and including any amendment thereof.

    "Indemnified Party" has the meaning set forth in Section 8(e)(i) below.

    "Indemnifying Party" has the meaning set forth in Section 8(e)(i) below.

    "Intellectual Property" means all intellectual property owned or licensed (as licensor or licensee) by the Target Company in which the Target Company has a proprietary interest, including (i) the Target Company's name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications; (ii) all patents, patent applications and inventions and discoveries that may be patentable; (iii) all registered and unregistered copyrights in both published works and unpublished works; (iv) all rights in mask works; (v) all know-how, trade secrets, confidential or proprietary information, customer lists, ideas, software, technical information, data, process technology, plans, drawings and blue prints; and (vi) all rights in internet web sites and internet domain names presently used by the Target Company.

    "Intercompany Payables" means obligations owed by Target Company to Parent or any of its Affiliates.

    "Intercompany Receivables" means obligations owed to Target Company by Parent or any of its Affiliates.

    "Inventory" means all finished goods of Target Company.

    "Knowledge of Seller" means the actual knowledge of Dom Palmo (VP/GM), James Hillman (VP - Sales/Mkt), Robert Vaccaro (Director - Finance), Paul Santoro (Director IT), Colleen Greiner (Director - Sales), Kathleen Hillman (Director - Ops), and Jeff Campbell (VP/Finance for Parent) after reasonable inquiry.

    "Leased Real Property" means all of Target Company's leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property.

    "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target Company holds any Leased Real Property.

    "Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

    "Low Value" has the meaning set forth in Section 2(e)(iii)(A) below.

    "Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be materially adverse to the business, results of operations or condition of the Business, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the Business, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, (6) any recall order issued by the FDA or a voluntary recall reasonably undertaken by Target Company or a third party manufacturer with respect to any Product, or (7) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; or (b) any adverse change in or effect on the Business that is cured by Target Company before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 10(a) hereof. Without limiting the generality of the forgoing, the Parties agree that the loss of Warner-Chilcott as a customer of the Target Company, and the Warner-Chilcott business, generally, shall not constitute a Material Adverse Effect or Material Adverse Change.

    "Multiemployer Plan" has the meaning set forth in ERISA Section3(37).

    "Obligations" has the meaning set forth in Section 2A(a) below.

    "Ordinary Course of Business" means the ordinary course of business of the Business consistent with past custom and practice (including with respect to quantity and frequency).

    "Owned Real Property" means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Target Company.

    "Party" has the meaning set forth in the preface above.

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "Permitted Encumbrances" means with respect to each parcel of Owned Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Owned Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings; (b) mechanics liens and similar liens for labor, materials, or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and do not exceed $100,000 or (ii) being contested by appropriate proceedings; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property; and (d) easements, covenants, conditions, restrictions, and other similar matters affecting title to such Owned Real Property and other title defects that do not or would not materially impair the use or occupancy of such Owned Real Property in the operation of the Business taken as a whole.

    "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

    "Post-Closing Period" means any taxable period or portion thereof that is not a Pre-Closing Period.

    "Pre-Closing Period" means any taxable period or portion thereof ending on or before the Closing Date or, as the context may require, all such periods. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period to the end of the Closing Date shall constitute a Pre-Closing Period.

    "Preliminary Purchase Price" has the meaning set forth in Section 2(b) below.

    "Premier Group Rebates" means the rebates due to the Target Company from The Premier Group and certain participating vendors which will be identified in account #2001040 entitled "AP Vendor Credits Due Us" on the Target Company's balance sheet on the date of Closing. For information purposes only, the Premier Group Rebates as of December 31, 2005 totaled $1,441,905 in the aggregate.

    "Products" means the products sold and distributed by the Business.

    "Purchase Price" has the meaning set forth in Section 2(f) below.

    "Retention Arrangements" means those letter agreements issued to Employees of the Business listed in Section 6(e)(ii) of the Disclosure Schedule.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Seller" has the meaning set forth in the preface above.

    "Target Company" has the meaning set forth in the preface above.

    "Target Pro Forma Balance Sheet" means the pro forma balance sheet of the Business as of December 31, 2005 attached hereto as Exhibit A.

    "Target Working Capital" means the Working Capital of the Business as of December 31, 2005 set forth on the Target Pro Forma Balance Sheet.

    "Tax" or "Taxes" means any U.S. federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, including any interest, penalty, or addition thereto.

    "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    "Third-Party Claim" has the meaning set forth in Section 8(e)(i) below.

    "WARN Act" has the meaning set forth in Section 4(m)(i) below.

    "Working Capital" means Current Assets less Current Liabilities.

    Purchase and Sale of Stock of Target Company.

      Basic Transaction. On and subject to the terms and conditions of this Agreement, for the consideration specified below in this Section 2, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer all of the issued and outstanding capital stock of the Target Company; provided that, prior to such purchase and sale Seller shall take all action necessary to effect the (i) transfer from Target Company to Seller of all of the Excluded Assets, and (ii) assumption by Seller from Target Company of all of the Excluded Liabilities. The Parties agree that Parent and/or Seller shall be entitled to conduct and control, in their sole discretion, the defense of any claim or matter which is an "Excluded Liability" hereunder provided, however, that Parent and/or Seller will not consent to the entry of any judgment or enter into any settlement with respect to any such Excluded Liability without the prior written consent of Buyer (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Seller or the Target Company or establish any judicial or other legally binding precedent potentially adverse to the Business.

      (b) Preliminary Purchase Price. Buyer agrees to pay to Seller at the Closing, $40,100,000 (the "Preliminary Purchase Price"), by delivery of cash payable by wire transfer or delivery of other immediately available funds. The Preliminary Purchase Price shall be subject to post-Closing adjustment as set forth below in this Section 2.

      The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Parent in Fort Lee, New Jersey commencing at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the "Closing Date").

      Deliveries at Closing. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) Seller shall execute and acknowledge (if appropriate) (A) an assignment of Excluded Assets and assumption of Excluded Liabilities in forms to be reasonably agreed upon by the Parties, and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request and (iv) Buyer will deliver to Seller the consideration specified in Section 2(b) above.

      Preparation of Closing Date Pro Forma Balance Sheet.

        Within 60 days after the Closing Date, Buyer will prepare and deliver to Seller a draft consolidated balance sheet (the "Draft Closing Date Pro Forma Balance Sheet") for the Business as of the close of business on the Closing Date. Buyer will prepare the Draft Closing Date Pro Forma Balance Sheet in accordance with GAAP applied on a basis consistent with the preparation of the Target Pro Forma Balance Sheet and the Target Working Capital derived therefrom.

        If Seller has any objections to the Draft Closing Date Pro Forma Balance Sheet, Seller shall deliver a detailed statement describing its objections to Buyer within 45 days after receiving the Draft Closing Date Pro Forma Balance Sheet. Buyer and Seller shall use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 30 days after Buyer has received the statement of objections, Buyer and Seller shall select an accounting firm mutually acceptable to them to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms and PricewaterhouseCoopers LLP). The determination of any accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the Parties. Buyer shall revise the Draft Closing Date Pro Forma Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2(e)(ii). The "Closing Date Pro Forma Balance Sheet" shall mean the Draft Closing Date Pro Forma Balance Sheet together with any revisions thereto pursuant to this Section 2(e)(ii).

        In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in Section 2(e)(ii) above, Buyer and Seller shall share responsibility for the fees and expenses of the accounting firm as follows:

          if the accounting firm resolves all of the remaining objections in favor of Buyer (the Final Pro Forma Working Capital so determined is referred to herein as the "Low Value"), Seller shall be responsible for all of the fees and expenses of the accounting firm;

          if the accounting firm resolves all of the remaining objections in favor of Seller (the Final Pro Forma Working Capital so determined is referred to herein as the "High Value"), Buyer shall be responsible for all of the fees and expenses of the accounting firm; and

          if the accounting firm resolves some of the remaining objections in favor of Buyer and some objections in favor of Seller (the Final Pro Forma Working Capital so determined is referred to herein as the "Actual Value"), Seller shall be responsible for that fraction of the fees and expenses of the accounting firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and Buyer shall be responsible for the remainder of the fees and expenses.

        Buyer will make the work papers and back-up materials used in preparing the Draft Closing Date Pro Forma Balance Sheet, and the books, records, and financial staff of the Business available to Seller and Parent and their accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by Buyer of the Draft Closing Date Pro Forma Balance Sheet, (B) the review by Seller of the Draft Closing Date Pro Forma Balance Sheet, and (C) the resolution by the Parties of any objections thereto.

      Adjustment to Preliminary Purchase Price.

      (a) The Preliminary Purchase Price shall be adjusted as follows:

        If the Final Pro Forma Working Capital exceeds the Target Working Capital by an amount greater than $250,000, Buyer will pay to Seller an amount equal to the full amount of such excess by wire transfer or delivery of other immediately available funds within 3 business days after the date on which the Final Pro Forma Working Capital finally is determined pursuant to Section 2(e) above.

        If the Final Pro Forma Working Capital is less than the Target Working Capital by an amount greater than $250,000, Seller shall pay to Buyer an amount equal to the full amount of such deficiency by wire transfer or delivery of other immediately available funds within 3 business days after the date on which the Final Pro Forma Working Capital finally is determined pursuant to Section 2(e) above.

        If the Final Pro Forma Working Capital is equal to the Target Working Capital, or greater than or less than the Target Working Capital by an amount equal to or less than $250,000, then the Preliminary Purchase Price shall not be adjusted.

    (b) In addition to the adjustment for Working Capital contemplated above, if any, Seller shall pay to Buyer the net proceeds from the sale of any fixed asset of the Target Company listed on the Schedule of Fixed Assets dated December 31, 2005, but only to the extent such sale is consummated after December 31, 2005 and prior to the Closing. Any such payments shall be considered adjustments to the Preliminary Purchase Price.

    The Preliminary Purchase Price as so adjusted, if at all, is referred to herein as the "Purchase Price."

    Section 2A. Guaranty.

    (a) Guaranty. Guarantor hereby unconditionally and absolutely guarantees (this "Guaranty"), as a primary obligor and not merely as surety, the full and punctual payment and performance of all debts, obligations and liabilities, whether such obligations are direct or indirect, absolute or contingent, now existing or subsequently arising, primary or secondary, now due or hereafter falling due, monetary or otherwise, of Buyer under this Agreement, together with all costs of collection, compromise or enforcement, including reasonable attorneys' fees, incurred with respect to any such debt, obligations or liabilities, or with respect to this or any other guaranty of any of them, or with respect to a proceeding under the federal bankruptcy laws or any moratorium, insolvency, receivership, arrangement or reorganization law or an assignment for the benefit of creditors concerning Buyer, together with interest on all such costs of collection, compromise or enforcement from the date arising (collectively, the "Obligations"). Guarantor further agrees that its liability under this Guaranty shall not be discharged, impaired, diminished or otherwise affected by any (i) extension, settlement, modification, compromise, waiver, release or renewal of any Obligation, in whole or in part or (ii) any modification or amendment or supplement to this Agreement. This Guaranty is a continuing guarantee, which shall apply to all Obligations which now exist or subsequently arise, whether or not notice of such Obligations is given to Guarantor, whether or not any or all prior Obligations had been fully paid, performed and observed before any such Obligation arose, and notwithstanding Guarantor's dissolution.

    (b) Waiver of Notices, Etc. Guarantor agrees that Seller shall not be required to give Guarantor any notice pursuant to this Guarantee, and that no failure to give any notice shall discharge, impair, diminish or otherwise affect the liability which Guarantor would have had under this Guaranty if notice had been given. Guarantor waives: (i) notice of acceptance of this Guaranty, (ii) notice of the incurring of additional or increased Obligations, (iii) notice of the application of any payment, transfer or recovery from security, (iv) presentment, demand and protest of any instrument, and notice thereof, (v) notice of nonpayment or other default under this Guaranty or under any Obligation, (vi) any right to demand public foreclosure sale of any security, (vii) notice of foreclosure, (viii) notice of any release, discharge, modification or failure to obtain any security for any of the Obligations, (ix) notice of any waiver by Seller of any of the terms, covenants or conditions of any of the Obligations, (x) notice of the granting of any indulgence or extension of time to Buyer, (xi) notice of any modification, supplement or extension of any of the Obligations, (xii) notice of any agreement or arrangement with Buyer or any other Person, (xiii) any right to exoneration or to require election of remedies, (xiv) all suretyship defenses and (xv) any other defenses or notice requirements which may exist at law or in equity. The obligations of Guarantor hereunder shall not be affected by (A) the failure of Seller to assert any claim or demand or to enforce any right or remedy against Buyer or under the provisions of this Agreement or (B) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement. Guarantor further agrees that this Guaranty constitutes a guarantee of payment and performance when due and not of collection and waives any right to require that any resort be had by Seller to any other guarantee or any security held for payment or performance of the Obligations.

    (c) Reinstatement. Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance, or any part thereof, on any Obligation (including any payment pursuant to this Guaranty) is rescinded or must otherwise be restored by Seller upon the bankruptcy or reorganization of Buyer or otherwise.

    (d) Waiver of Subrogation; Subordination. Guarantor shall have no right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for the Obligations, except when and so long as all of the Obligations have been fully paid, performed and observed, and have not been reinstated by reason of the avoidance of any transfer, the return of any payment, or otherwise. All present and future debts, obligations and liabilities of Buyer to Guarantor are hereby waived and postponed in favor of and subordinated to the full payment, performance and observance of the Obligations, and Guarantor agrees to assign and deliver to Seller on request, as security for this Guarantee, (a) any such debts, obligations or liabilities, (b) any instruments or documents evidencing the same, (c) any security therefore and (d) any payments or transfers with respect thereto, or recoveries on security therefore, received by Guarantor after default under any of the Obligations.

    (e) Successors and Assigns. The benefit of this Guaranty shall run to Seller and its heirs, personal representatives, successors and assigns. The burden of this Guaranty shall bind Guarantor and its heirs, personal representatives, successors and assigns. This Guaranty shall apply to the Obligations of Buyer and of Buyer's successors and assigns, including the successor to any such Person upon any merger, consolidation, liquidation or dissolution of such Person and, including any transferee of all or substantially all of the assets of Buyer to any Person which carries on the business of Buyer.

    Representations and Warranties Concerning Transaction.

      Seller's and Parent's Representations and Warranties. Seller and Parent jointly and severally represent and warrant to Buyer and Guarantor that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement, except as set forth in Annex I attached hereto.

        Organization of Seller and Parent. Seller and Parent are duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which it conducts a material portion of its business and where such qualification is required. Seller has full corporate power and authority to carry on the business in which it is currently engaged and to own and use the material properties owned and used by it.

        Authorization of Transaction. Seller and Parent have full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller and Parent, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller and Parent. Neither Seller nor Parent need give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

        Brokers' Fees. Except for Banc of America Securities LLC, whose fees and commissions will be paid by Parent, none of Target Company, Seller or Parent has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

        Target Shares. Except for the Alpharma Credit Agreement Lien, all of the shares of issued and outstanding capital stock of the Target Company is held of record and owned beneficially by Seller free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except for the Alpharma Credit Agreement Lien, Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Target Company. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target Company.

      Buyer's and Guarantor's Representations and Warranties. Each of Buyer and Guarantor represents and warrants to Seller and Parent that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement, except as set forth in Annex II attached hereto.

        Organization of Buyer and Guarantor. Each of Buyer and Guarantor is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

        Authorization of Transaction. Each of Buyer and Guarantor has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer and Guarantor, enforceable in accordance with its terms and conditions. Neither Buyer nor Guarantor need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by each of Buyer and Guarantor.

        Non-contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or Guarantor is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer or Guarantor is a party or by which Buyer or Guarantor is bound or to which any of the assets of Buyer or Guarantor is subject.

        Brokers' Fees. Neither Buyer nor Guarantor has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

        Financing. Buyer has cash on hand or access under existing credit facilities to funds sufficient to pay the Preliminary Purchase Price on the Closing Date.

    Representations and Warranties Concerning the Target Company. Seller and Parent jointly and severally represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof (the "Disclosure Schedule").

      Non-contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller, Target Company or Parent are subject or any provision of the charter or bylaws of Seller, Target Company or Parent, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any material agreement, contract, lease, license, instrument, or other arrangement to which Seller, Target Company or Parent (to the extent related to the Business) is a party or by which either of them is bound or to which any of their assets is subject (or result in the imposition of any Lien (other than a Permitted Encumbrance) upon any of Target Company's assets), or (iii) result in the imposition or creation of a Lien (other than a Permitted Encumbrance) upon or with respect to any material assets of the Target Company. Neither Seller nor Parent need give any material notice to, make any material filing with, or obtain any material authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

      Brokers' Fees. Target Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      Title to Tangible Assets. Target Company has good title to, or a valid leasehold interest in, the material tangible assets it uses regularly in the conduct of the Business, located on its premises or shown on the December Financial Statements, free and clear of any Liens (other than Permitted Encumbrances), except for properties and assets disposed of in the Ordinary Course of Business since the date of the December Financial Statements. The assets of the Target Company constitute all of the material assets that are used in the Business.

      Financial Statements. (i) Attached hereto as Exhibit D are the following financial statements: an unaudited balance sheet, statement of operations, and statement of cash flows as of and for the fiscal year ended December 31, 2005, and note thereto, with respect to the Business (collectively, the "December Financial Statements"). The December Financial Statements have been prepared in accordance with GAAP throughout the period covered thereby and present fairly the financial condition of the Business as of such date and the results of operations and cash flow of the Business, for such period; provided, however, that (1) an income tax provision and related income tax balance sheet accounts are excluded from December Financial Statements, (2) the December Financial Statements do not include allocations for the corporate expenses noted in Exhibit D and (3) the December Financial Statements lack footnotes and other presentation items.

      (ii) The Target Pro Forma Balance Sheet has been prepared on a basis consistent with the December Financial Statements and has been adjusted as noted on Part A.1 of Exhibit A.

      Events Subsequent to December 31, 2005. Since December 31, 2005, there has not been any Material Adverse Change in or to the Business. Without limiting the generality of the foregoing, other than as set forth on Section 4(e) of the Disclosure Schedule, since that date Target Company has not (and no other party has in the name of Target Company):

        sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

        entered into any material agreement, contract, lease, or license, outside the Ordinary Course of Business;

        accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which Target Company is a party or by which it is bound outside the Ordinary Course of Business;

        imposed any Liens (other than Permitted Encumbrances) upon any of its material assets, tangible or intangible;

        made any capital expenditures in an amount exceeding $100,000;

        made any capital investment in, or any loan to, any other Person in an amount exceeding $100,000;

        other than under Alpharma Credit Agreement, created, incurred, assumed or guaranteed any indebtedness for borrowed money or more than $100,000 in aggregate for capitalized lease obligations;

        granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

        made any material change in the charter or bylaws of Target Company;

        experienced any material damage, destruction, or loss (whether or not covered by insurance) to its material property;

        made any loan to, or entered into any other transaction with, any of its directors, officers, and employees, other than for immaterial amounts in the Ordinary Course of Business;

        made any loans or advances of money outside the Ordinary Course of Business, except any such loans or advances that are Intercompany Receivables;

        issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

        declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in Cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

        adopted or terminated, or amended or modified in any material respect, any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors or officers or Employees of the Business (or taken any such action with respect to any other Employee Benefit Plan);

        received written notice from any material customer or supplier of an intention to discontinue or change the terms of its relationship with the Target Company;

        made a material change in the accounting methods used by the Target Company; and

        made a binding commitment to do any of the foregoing to the extent prohibited by Sections 4(e)(i)-(xvii).

      Legal Compliance. Target Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges under such laws) of federal, state, local governments (and all agencies thereof), including any laws relating to telemarketing (e.g., fax blaster restrictions). Without limiting the generality of the foregoing, Target Company has complied in all material respects with the Prescription Drug Marketing Act, Medicare/Medicaid Anti-Kickback Statute, Drug Enforcement Act and any state controlling substances act.

      Tax Matters.

        Target Company or Parent has filed all material Tax Returns required to be filed with respect to the Business, and has paid all material Taxes owed.

        The aggregate unpaid non-Income Taxes of Target Company (A) did not, as of December 31, 2005, materially exceed the reserve for non-Income Tax liability shown in the December Financial Statements and (B) will not materially exceed that reserve for non-Income Taxes as adjusted for operations and transactions with respect to the Business through the Closing in accordance with past custom and practice.

        Target Company is not a party to any Tax allocation or sharing agreement.

        Target Company does not have any liability for the Taxes of any Person other than the members of the Affiliated Group, the parent of which is Parent under Reg. Section1.1502-6.

        Section 4(g) of the Disclosure Schedule (A) lists all Income Tax Returns filed with respect to the Target Company for taxable periods beginning on or after January 1, 2002 and ending on or before December 31, 2004, (B) indicates those Income Tax Returns that have been audited, (C) indicates those Income Tax Returns that currently are the subject of audit, and (D) indicates any administrative or court proceeding with respect to material Taxes of the Target Company that is pending or in process.

        Except as set forth on Section 4(g)(vi) of the Disclosure Schedule, neither the Target Company, nor Parent or any of its Affiliates on behalf of Target Company, has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

        Target Company has not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is Parent.

      Real Property.

        Section 4(h)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

          Target Company has good and marketable fee simple title, free and clear of Liens, except for Permitted Encumbrances and the Alpharma Credit Agreement Lien;

          Target Company has not leased or otherwise granted to any Person any material right to use or occupy such Owned Real Property or any material portion thereof; and

          there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any material portion thereof or interest therein.

        Section 4(h)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. Seller has delivered to Buyer a true and complete copy of each Lease document. With respect to each of the Leases: (A) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor's rights laws; and (B) Target Company is not in material breach or default under such Lease, and to Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default .

      Contracts. Section 4(i) of the Disclosure Schedule lists the following contracts and other agreements to which Target is a party:

  all contracts and other agreements of which is reasonably estimated to involve annual consideration payable to or from the Target Company in excess of $100,000 in 2006.

  any agreement (or group of related agreements) outside the Ordinary Course of Business, under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation in excess of $100,000 or under which it has imposed a Lien (other than a Permitted Encumbrance) on any of its material assets, tangible or intangible;

  any noncompetition agreement or exclusive dealing agreement or any material agreement that the primary purpose of which is to ensure the confidentiality of the Target Company's or another Person's proprietary information; or

  any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

Seller has made available to Buyer a correct and complete copy of each contract or other agreement (as amended to date) listed in Section 4(i) of the Disclosure Schedule. (i) Each contract identified or required to be identified in Section 4(i) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms; (ii) each contract identified or required to be identified in Section 4(i) of the Disclosure Schedule does not contain a change of control provision or other provision requiring consent of any other Person in connection with the transactions contemplated hereby; and (iii) to the Knowledge of the Seller, no contract identified or required to be identified in Section 4(i) of the Disclosure Schedule will upon completion or performance thereof have a Material Adverse Effect.

    Litigation. Section 4(j) of the Disclosure Schedule sets forth each instance in which Target Company (i) is subject to any outstanding injunction, judicial order, decree, ruling or material judgment or (ii) is a party or, to the Knowledge of Seller, is threatened in writing to be made a party to any material action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction.

    Employee Benefits. (i) Section 4(k) of the Disclosure Schedule lists all Employee Benefit Plans sponsored, maintained or contributed to, or required to be contributed to, by the Target Company or by any ERISA Affiliate of the Target Company with respect to Employees of the Business within the last five years. With respect to each Employee Benefit Plan, the Target Company has made available to Buyer (i) a true, correct and complete summary of the benefits provided thereunder; and (ii) all collective bargaining agreements, if any. Neither the Target Company nor any ERISA Affiliate has made any binding commitment to create, before the Closing Date, any additional Employee Benefit Plan covering Employees of the Business or to modify or change, before the Closing Date, any existing Employee Benefit Plan that would affect any Employee of the Business or terminated employee of the Target Company or any ERISA Affiliate. The Target Company does not have any employees who are based outside of the United States.

        Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code. The Target Company and its ERISA Affiliates have complied and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Employee Benefit Plans including, without limitation, the timely filing of all reports required by ERISA or the Code, the timely giving of any notices required to be given to participants in any Employee Benefit Plan under ERISA or the Code, and compliance with the regulations regarding blackout periods under the Sarbanes-Oxley Act of 2002. There is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to an Employee Benefit Plan or the imposition of any lien on the assets of the Target Company under ERISA or the Code. Each Employee Benefit Plan includes provisions which effectively reserve the rights of the sponsor of the Employee Benefit Plan to amend or terminate the Employee Benefit Plan. No statement, either written or oral, has been made by the Target Company, its ERISA Affiliates or their agents to any person with respect to any Employee Benefit Plan that could have a material adverse economic consequence for the Target Company.

        All contributions required to be made to any Employee Benefit Plan by an applicable legal requirement or by any plan document or other contractual undertaking (including all employer contributions and employee salary reduction contributions), and all premiums or other payments that are due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been or will be fully reflected in the annual or interim financial statements of the Target Company and the Closing Date Pro Forma Balance Sheet. Each Employee Benefit Plan that is an Employee Welfare Benefit Plan either (i) is funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code, or (ii) is unfunded.

        Except as set forth in Section 4(k) of the Disclosure Schedule, each such Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code Section401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section401(a) and that its trust is exempt from tax under Code Section501(a), and, since the date of such determination, there are no facts or circumstances which would cause any Employee Benefit Plan to no longer be "qualified" or its trust no longer exempt from tax.

      With respect to each Employee Benefit Plan maintained for the benefit of Employees of the Business, no action, suit, proceeding, hearing, or investigation with respect to the administration or management of such Employee Benefit Plan or the management or investment of its assets (other than routine claims for benefits) is pending or has been threatened which could reasonably be expected to result in any material liability of the Target Company.

      Neither Target Company nor Parent has any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any Employee Benefit Plan that is an Employee Pension Benefit Plan maintained for the benefit of Employees of the Business.

      There does not now exist, and there are no existing circumstances that could result in, any Controlled Group Liability that would be a liability of the Target Company following the Closing. Without limiting the generality of the foregoing, neither the Target Company nor any of its ERISA Affiliates have engaged in any transaction described in Section4069 of ERISA or any transaction that constitutes a withdrawal under Section4201 et seq. of ERISA.

      Except for health continuation coverage as required by Section4980B of the Code or Part 6 of Title I of ERISA, the Target Company has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents of the Target Company. There has been no communication to employees of the Target Company that could reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent or continuing basis. Each Employee Benefit Plan which is a "group health plan" within the meaning of Section5000(b)(1) of the Code is in compliance with the notice and continuation requirements of Section4980B of the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, and the privacy regulations issued by the U.S. Department of Health and Human Services at 45 C.F.R. Parts 160 and 164, and the Target Company has provide a copy of all notices, policies and procedures of any Employee Benefit Plan intended to comply with any of these requirements to Buyer.

    Environmental, Health, and Safety Matters.

      To Knowledge of Seller, the Target Company has been, and is in compliance, in all material respects with Environmental, Health, and Safety Requirements except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

      To Seller's Knowledge, the Target Company has obtained and, for the past two years complied, and is in material compliance, with all permits, licenses and other authorizations required for operation of the Business pursuant to any Environmental, Health, and Safety Requirements, except for such failure to obtain or comply as would not reasonably be expected to have a Material Adverse Effect.

      Target Company has not received any written notice regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Business or its facilities arising under Environmental, Health, and Safety Requirements, the subject matter of which notice would reasonably be expected to have a Material Adverse Effect.

      This Section 4(l) contains the sole and exclusive representations and warranties of Seller and/or Parent with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

    Labor Matters.

      No labor union is currently certified and, to Knowledge of Seller no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. Section151 et seq.) exists. There is not with respect to Target Company (i) any material Equal Employment Opportunity Commission charges or other claims of employment discrimination pending against it, (ii) any material investigation by any federal, state or local governments (and all agencies thereof) relating to its labor policies, or (iii) within the past three years, any liability or obligation under the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local law that remains unsatisfied. None of the current or former Employees of the Business has suffered an "employment loss" (as defined in the WARN Act) since ninety calendar days prior to the date hereof. To the Knowledge of Seller, there has been no union or other labor organizational activity within the past 5 years that would be subject to the National Labor Relations Act.

      Section 4(m)(ii) of the Disclosure Schedule sets forth the name of each Employee of the Business whose annual base salary exceeds $100,000, together with his or her position or function, annual base salary or wage and any applicable incentive or bonus arrangements. Except as set forth in Section 4(m)(ii) of the Disclosure Schedule or pursuant to the Retention Arrangements, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due to any Employee of the Business.

    Product Liability. No Person has made any material Third Party Claim against the Target Company within the last twelve months (or if made prior to the aforementioned twelve-month period, as to which the claimant or its representative has, to the Knowledge of Seller, reasserted or otherwise acted upon such claim within the last twelve months) arising out of any personal injury and/or death or damage to property relating to the Products marketed, distributed, sold or otherwise provided by, or on behalf of, Target Company.

    Customers. No customer of the Business accounts for 10% or more of the Business' revenues in either of the two most recent fiscal years. Seller does not anticipate that any current customer of the Business will account for 10% or more of the Business' revenues for the current fiscal year.

    Inventory and Accounts Receivable. All Inventory and accounts receivable of the Target Company included in the December Financial Statements have been presented in accordance with GAAP in a manner applied consistent with the past practices of the Business.

    Regulatory Matters.

      To the Knowledge of Seller, the Target Company is in material compliance with all applicable laws, rules and regulations of the United States, including of the FDA, applicable to the sale and distribution of the Products except as would not reasonably be expects to have a Material Adverse Effect or as is caused by the failure of a manufacturer of a Product to comply with the provisions of this sentence. Target Company has all requisite permits, approvals, registrations, licenses from the FDA to conduct the Business as currently conducted, except as would not reasonably be expects to have a Material Adverse Effect.

      There are no pending or, to the Knowledge of Seller, threatened, actions, suits, proceedings, hearings, investigations, charges, claims, demands, notices or complaints by the FDA relating to the Business except as would not reasonably be expects to have a Material Adverse Effect.

      Target Company has not made any false statements on, or omissions from, the applications, approvals, reports and other submissions to the FDA prepared or maintained to comply with the requirements of the FDA except as would not reasonably be expects to have a Material Adverse Effect.

      Target Company has properly handled and stored all Products included in the Inventory in compliance with all applicable laws, rule and regulations except as would not reasonably be expects to have a Material Adverse Effect.

      Target Company has not, nor to Knowledge of Seller has any officer or employee of Target Company, been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or (ii) exclusion under 42 U.S.C. Section 1320a-7.

    Certain Business Relationships with Parent and its Affiliates. Except as set forth on the Section 4(r) of the Disclosure Schedule, Target Company has not been involved in any material business arrangement or relationship with Parent or its Affiliates related to the Business within the past twelve months. Except as set forth on the Section 4(r) of the Disclosure Schedule, as of the Closing, Target Company will have no business arrangement, contract or relationship with Parent or its Affiliates other than (i) as contemplated by this Agreement, (ii) with respect to Kadian or other branded pharmaceutical products on terms and conditions reasonably acceptable to Buyer, and (iii) on commercially reasonable terms and, in any case, as may be terminable by Target Company without advance notice or penalty.

    Organization, Qualification, and Corporate Power. Target Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. Target Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Target Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Section 4(s) of the Disclosure Schedule lists the directors and officers of each the Target Company. The Target Company has no direct or indirect subsidiaries.

    Capitalization.

      Section 4(t) of the Disclosure Schedule sets forth for the Target Company (A) its jurisdiction of incorporation, (B) the number of authorized shares for each class of its capital stock, (C) the number of issued and outstanding shares of each class of its capital stock, and (D) the number of shares of its capital stock held in treasury.

      All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record and beneficially by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target Company to issue, sell, or otherwise cause to become outstanding any additional shares of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the shares of the Target Company.

    Origin of Pharmaceutical Products. All human generic pharmaceutical products (which, for the avoidance of doubt, exclude Home Medical Equipment and over-the-counter pharmaceutical products) distributed by the Target Company during the twelve month period prior to the Closing were (or will be) acquired by the Target Company (i) directly from the original manufacturer or the authorized marketer (e.g., the ANDA owner or formal partner with the manufacturer) or (ii) as returns from customers to whom it originally sold its products. The Target Company's documentation regarding the source of its products is true and accurate in all material respects.

(v) Venture Pharmaceutical. The Target Company is permitted to resign as a member of Venture Pharmaceutical, a Michigan non-profit corporation, without penalty.

(w) Insurance. The Target Company is, and during each of the past five years has been, insured by financially sound and reputable insurers, unaffiliated with the Target Company, with respect to the conduct of the Business in such amounts and against such risks as are sufficient for compliance with all legal and regulatory requirements and as are adequate to protect the Business in accordance with customary industry practice.

(x) Intellectual Property. The Intellectual Property is all the material intellectual property necessary for the operation of the Business as it is currently conducted. The Target Company is the owner of the Target Company's self-developed, proprietary telemarketing software entitled "Goliath" and is the owner or licensee of all right, title and interest in and to each of the other material Intellectual Property assets, free and clear of all material encumbrances, and has the right to use without payment to a third party all of the Intellectual Property, other than in respect of licenses listed in Section 4(x) of the Disclosure Schedule. To the Knowledge of Seller, none of the Intellectual Property owned by the Target Company infringes or has been alleged in writing to infringe any intellectual property rights of any other Person, or is a derivative work based upon the work of any other Person.

(y) Payroll Taxes. All payroll Taxes owed by the Target Company for the Pre-Closing Period have been paid by Parent and/or its agents (or will be paid by Parent and/or its agents) to the appropriate Federal, state and local tax authorities.

(z) Intercompany Accounts. All intercompany account balances due to and from Parent and its Affiliates that are recorded on the Target Company's financial statements as of December 31, 2004 and December 31, 2005 agree materially with the corresponding balances recorded on (i) the books and records of Parent, and (ii) the books and records of Parent's Affiliates, as such books and records were submitted by such Affiliates to Parent. There are no material unreconciled differences between the Target Company and its Parent and/or its Affiliates within any such intercompany accounts.

(aa) Suppliers. There are no agreements that legally obligate the Target Company to purchase any specific volume requirements of pharmaceutical products or Home Medical Equipment that are not terminable by the Target Company without monetary penalty.

(bb) The Premier Group. There are no agreements that legally prohibit the Target Company from purchasing any pharmaceutical products or Home Medical Equipment from Persons who are not members of The Premier Group.

(cc) Premier Group Rebates. All Premier Group Rebates are collectible by the Target Company in accordance with the past practices of the Business. For further clarity, it being agreed that any effect of the consummation of the transactions contemplated by this Agreement that may have a negative impact on the ultimate collectibility of the Premier Group Rebates by the Target Company or Buyer shall be considered when measuring performance of this representation and, to the extent not collectible, Buyer will be entitled to indemnification in accordance with the indemnification provisions set forth in this Agreement.

(dd) Chargebacks. Upon the return of product from customers for which a chargeback was claimed from the manufacturer at the time of the original sale (but only to the extent such sale was consummated during the twelve (12) months preceding the date of this Agreement), the Target Company has appropriately refunded the original chargeback amount to the manufacturer if required to do so under the terms of its agreement with the manufacturer.

(ee) Disclaimer of Other Representations and Warranties. Except as expressly set forth in Section 3(a) and this Section 4, Seller AND PARENT make no representation or warranty, express or implied, at law or in equity, in respect of TARGET COMPANY OR the Business or any ITS assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

    Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      General. Each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below) as soon as practicable after compliance with any applicable reporting requirements.

      Notices and Consents. Seller shall cause Target Company to give any notices to third parties, and shall use its commercially reasonable efforts to obtain any third party consents referred to in Section 4(a) above. Subject to the terms and conditions herein, the Parties agree to use their reasonable best efforts to take, or cause to be taken, all actions necessary to expeditiously consummate the transactions contemplated by this Agreement, including using reasonable best efforts to make all necessary government filings, respond to government requests for information, and obtain all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals. If any suit or other action is threatened or instituted by any governmental entity (or any department, agency, or political subdivision thereof) or other entity challenging the validity or legality, or seeking to restrain the consummation of the transaction contemplated by this Agreement, the Parties shall use commercially reasonable efforts to avoid, resist, resolve or, if necessary, defend such suit or action.

      Operation of Business. Except as disclosed on Section 4(e) of the Disclosure Schedule, Seller shall not permit Target Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will not cause or permit Target Company to engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(e) above; provided, that, notwithstanding the foregoing, nothing herein will prohibit or prevent the Target Company from (i) repaying, collecting or otherwise extinguishing any Intercompany Receivables or Intercompany Payables, (ii) engaging in any other transaction the effect of which is to cause the Business to be sold to Buyer without any Cash or (iii) taking the actions required hereunder to remove all Excluded Assets and Excluded Liabilities from the Target Company.

      Preservation of Business. Seller will use commercially reasonable efforts to and shall cause Target Company to use commercially reasonable efforts to keep Target Company's business and properties substantially intact including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and Employees of the Business.

      Full Access and Confidential Information. Seller shall cause Target Company to permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Target Company, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Business. Buyer will treat and hold as such any Confidential Information under the terms of the Confidentiality Agreement dated December 9, 2005 between Parent and Buyer (the "Confidentiality Agreement"). Notwithstanding anything to the contrary contained herein, Buyer's obligations under the Confidentiality Agreement shall survive until the earlier of (i) the Closing and (ii) the termination of this Agreement.

      Notice of Developments.

        Seller may elect at any time to notify Buyer of any development causing a breach of any of the representations and warranties in Section 4 above. If Buyer has the right to terminate this Agreement pursuant to Section 10(a)(ii) below by reason of the development, then Buyer shall have a period of 10 business days pursuant to Section 10(a)(ii) below to exercise such right, provided, however, that in any case the delivery of notice by Seller pursuant to this Section 5(f)(i) shall not limit or otherwise affect the indemnification or other remedies available to Buyer under this Agreement, including Section 8 hereof.

        Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f)(ii), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

      Exclusivity. Neither Parent nor Seller will (and Seller will not cause or permit Target Company to) (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of Target Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

    Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

      General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 8 below). Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to Target Company; provided, however, that Seller and Parent may retain copies of such materials for their records.

      Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, each of the other Parties shall cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Section 8 below).

      Transition. Neither Seller nor Parent will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target Company from maintaining the same business relationships with the Target Company after the Closing as it maintained with the Target Company prior to the Closing.

      Covenant Not to Compete. For a period of two (2) years from and after the Closing Date, none of Seller, Parent or their respective Affiliates under Parent's control will engage directly or indirectly, or invest in, own, manage, operate, finance, control, or guarantee the obligations of any Person engaged, in the distribution of human generic pharmaceutical products or Home Medical Equipment manufactured by other non-Affiliated Persons which compete with the Products of the Business as conducted as of or during the twelve-month period prior to the Closing Date in any geographic area in which the Business conducts its business as of the Closing Date; provided, however, that, subject to the provisions of this Section 6(d), it shall not be a violation of this Section 6(d) for Seller or Parent or any of its controlled Affiliates to (i) own any equity securities (or securities convertible into equity securities) of any Person which invests in, manages or operates a business that competes with the Business, in each case provided that such equity securities (or securities convertible into equity securities) represent less than 5% of the outstanding capital stock of such Person and are publicly traded or listed in any securities exchange or automated quotation system, or (ii) acquire all or a majority of the stock or assets of any Person that has a business which has 5% or less of its net income or net sales (or both) in a business competing with the Business; provided, however, to the extent that Seller and/or Parent acquires such a business, Parent and/or Seller shall use their reasonable best efforts to dispose of the portion of such business that competes with the Business within one year from such acquisition, and, provided, further, that Seller and/or Parent shall, prior to disposing of such competing portion of the acquired business, provide Buyer the first thirty (30) days within which to make a bona fide offer to purchase the same, which Seller and/or Parent shall be free to accept or reject in their sole discretion, or (iii) market, distribute, sell, provide or otherwise transfer (except directly to pharmacies and similar retail outlets) any active pharmaceutical ingredients, any finished antibiotic, antibacterial or fermentation-based pharmaceutical products containing active pharmaceutical ingredients manufactured by Parent or any of its Affiliates or any finished pharmaceutical product manufactured by Parent or any of its Affiliates (including products manufactured for Parent or an Affiliate under a toll or exclusive manufacturing arrangement); or (iv) market, distribute, sell, provide or otherwise transfer any finished pharmaceutical sold under the "Kadian" or other tradename primarily used for branded pharmaceutical products. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      Employee Benefits Matters.

        From the date hereof until the Closing, Buyer shall reasonably consult with Seller before distributing communications to any Employees of the Business relating to employee benefits or post-Closing terms of employment and shall incorporate Seller's reasonable comments in such communications. Seller shall reasonably consult with Buyer regarding the contents of any written communications the Target Company intends to give to any Employees of the Business regarding or relating to the transaction contemplated hereby, and shall incorporate Buyer's reasonable comments in such communications.

        Effective on the Closing Date, Buyer will cause all Persons who are Employees of the Business immediately prior to the Closing Date to continue as Employees of the Business, subject to Buyer's standard hiring processes and procedures, such as those relating to background checks, drug testing and accepting Buyer's Ethics Policy, to the extent permitted under applicable law. For a period of one year after the Closing Date, Buyer shall cause the Target Company to provide to the Employees of the Business immediately prior to the Closing Date, to the extent they continue to be Employees of the Business, compensation packages, including base salary or wage rates and employee benefits, which, in the aggregate, are substantially similar to those provided by the Buyer to similarly situated employees of the Buyer. Buyer will cause the Target Company to pay Employees of the Business terminated within one year after the Closing Date severance or similar termination benefits at least as favorable to the Employees of the Business as those provided to other similarly situated employees of Buyer, provided, however, that Parent shall be obligated to pay such severance or termination benefits with respect to the employees set forth on Section 6(e)(ii) of the Disclosure Schedule who are terminated as a result of the loss of the Warner-Chilcott business. Buyer shall, (x) recognize for all purposes (other than benefit accrual under a defined benefit pension plan) under all employee benefit plans, programs and arrangements, service with Target Company prior to the Closing Date and (y) waive any pre-existing condition exclusion requirements under all employee health and other welfare benefit plans, provided, however, that no such waiver shall apply to a pre-existing condition for which coverage was not applicable under the provisions of the Employee Welfare Benefit Plans of Seller or Parent prior to Closing. Buyer shall assume or cause the Target Company to recognize, assume and pay, as applicable, (A) Parent's cash payment obligations under the Retention Arrangements (excluding cash incentive payments in respect of Alpharma Inc. Performance Units), (B) all employment taxes, and (C) all unused vacation and sick pay to which any Employee of the Business is entitled as of the Closing Date.

        Except as otherwise provided herein, Buyer shall not assume any Employee Benefit Plans in which Employees of the Business participated prior to Closing. On and after the Closing Date, Employees of the Business shall not accrue any benefits under any Employee Benefit Plan of Seller or Parent nor shall Seller or Parent's Employee Welfare Benefit Plans provide any benefits based upon facts, circumstances or third party services performed on or after the Closing Date for Target Company or Buyer. Effective as of the Closing Date, Parent shall cause all Employees of the Business to be 100% vested in their benefits under its Pension Plan and Savings Plan and shall permit distributions in accordance with the terms of such Plans and applicable law. No assets or liabilities from Parent's Pension Plan or Savings Plan shall be transferred to any similar plans maintained by Buyer other than in a rollover transaction in accordance with the terms of Buyer's plans and applicable law and at the election of affected Employees of the Business. It is expressly agreed that Seller and Parent shall retain all obligations to provide compensation and disability, medical, retiree medical, "COBRA" continuation coverage under Code Section4980B, pension, retirement and other employee benefits to any individual who does not qualify as an Employee of the Business, including, without limitation, individuals who, as of the Closing Date, are on short-term or long-term disability leave or have retired.

      Labor Matters; WARN Act.

        Buyer shall not at any time prior to the 61st day following the Closing Date, without fully complying with the notice and other requirements of the WARN Act, effectuate (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Target Company, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment of any of Employees of the Business.

        If Buyer takes any action within 180 days after the Closing Date which independently, or in connection with any reduction in the size of the Business' work force occurring within the ninety day period prior to the Closing Date, could be construed as a "plant closing" or "mass layoff," as those terms are defined in the WARN Act, Buyer shall be solely responsible for providing any notice required by the WARN Act and for making payments, if any, and paying all penalties and costs (of Buyer or Target Company), if any, which may result from any failure to provide such notice.

    (g) Premier Group Rebates.

    (i) The Buyer shall, and shall cause the Target Company to, use its reasonable best efforts and take all actions and to do all things necessary, proper or advisable in order to collect the Premier Group Rebates. Without limiting the foregoing, in no event shall Buyer or the Target Company agree to settle, compromise or discharge any Premier Group Rebate for anything other than payment in cash of one hundred percent (100%) of the value thereof without the prior written consent of the Seller or Parent.

    (ii) If Buyer and/or the Target Company cannot reasonably determine whether a payment received from a vendor is received in respect of the Premier Group Rebates, Buyer shall, and shall cause the Target Company to, apply such payment to the Premier Group Rebates if and to the extent that there is any outstanding Premier Group Rebate balance for such vendor.

    (iii) Parent and Seller, or any agent authorized by either of them, shall have the right at all reasonable times, upon three (3) calendar days prior written notice, to audit Buyer's and/or Target Company's relevant books and records in order to determine whether Target Company is in compliance with the terms of this Section 6(g) and to verify the amount and accuracy of collections of the Premier Group Rebates. The Buyer agrees to, and shall cause the Target Company to, reasonably cooperate and provide all necessary documentation to enable Parent and/or Seller or their agent(s) to conduct such audit.

    Conditions to Obligation to Close.

      Conditions to Buyer's Obligation. Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

        Except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect, the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except (A) to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case such representations and warranties (as so written, including the term "material" or "Material Adverse Effect") shall be true and correct in all respects at and as of the Closing Date, (B) as set forth in Annex I attached hereto and in the Disclosure Schedule (after giving effect to Section 5(f) above), and (C) with respect to representations and warranties that address matters of a certain date, in which case such representations and warranties shall be true and correct as of such certain date;

        Seller and Parent shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case Seller and Parent shall have performed and complied with all of such covenants (as so written, including the term "material" or "Material Adverse Effect of Change") in all respects through the Closing;

        there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

        Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 7(a)(i)-(iii) is satisfied in all respects;

        Reserved;

        Seller shall have delivered to Buyer evidence that the assets and stock of the Target Company are no longer subject to the Alpharma Credit Agreement or the Alpharma Credit Agreement Lien;

        Buyer shall have received from the Chief Legal Officer of Parent an opinion in form and substance to be reasonably agreed upon by Buyer and Seller, addressed to Buyer and dated as of the Closing Date;

        the Target Company shall not have any indebtedness for borrowed money, including Intercompany Payables; and

        all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

      Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

      Conditions to Seller and Parent's Obligation. Seller and Parent's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

        Except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on Buyer's ability to complete the contemplated transaction and comply with its covenants hereunder, the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, except (A) to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case such representations and warranties (as so written, including the term "material" or "Material Adverse Effect of Change") shall be true and correct in all respects at and as of the Closing Date, (B) as set forth in Annex II attached hereto, and (C) with respect to representations and warranties that address matters of a certain date, in which case such representations and warranties shall be true and correct as of such certain date;

        Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect," in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term "material" or "Material Adverse Effect") in all respects through the Closing;

        there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

        Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Sections 7(b)(i)-(iii) is satisfied in all respects;

        Reserved;

        Seller shall have received from the Assistant General Counsel - Mergers & Acquisitions of Buyer, an opinion in form and substance to be reasonably agreed upon by Buyer and Seller, addressed to Seller, and dated as of the Closing Date; and

        all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

    Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

    Remedies for Breaches of This Agreement.

      Survival of Representations and Warranties. Except as otherwise set forth in this Section 8(a), all of the representations and warranties of Seller contained in Section 4 of this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter. All of the representations and warranties of Seller contained in Sections 4(k) (Employee Benefits) and 4(l) (Environmental, Health and Safety Matters) of this Agreement shall survive the Closing and continue in full force and effect for a period of four (4) years thereafter. All of the representations and warranties of Seller contained in Sections 4(g) (Taxes) and 4(t) (Capitalization) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations). All of the representations and warranties of Buyer and Seller contained in Section 3 hereof shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

      Indemnification Provisions for Buyer's Benefit. Subject to Section 8(f) below, in the event Seller or Parent breach any of their representations, warranties and covenants contained herein (as each such representation, warranty or covenant would read if all qualifications as to materiality or Material Adverse Change or Material Adverse Effect were deleted therefrom), provided that Buyer makes a written claim for indemnification against Seller and Parent pursuant to Section 11(g) below within the applicable survival period, Seller and Parent shall jointly and severally indemnify Buyer from and against the entirety of any Adverse Consequences Buyer has suffered through and after the date of the claim for indemnification by Buyer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused proximately by Seller's breach.

      Indemnification Provisions for Seller's Benefit. In the event Buyer breaches any of its representations, warranties, and covenants contained herein (as each such representation, warranty or covenant would read if all qualifications as to materiality or Material Adverse Change or Material Adverse Effect were deleted therefrom), provided that Seller or Parent makes a written claim for indemnification against Buyer pursuant to Section 11(g) below, Buyer shall indemnify Seller and Parent from and against the entirety of any Adverse Consequences Seller or Parent has suffered through and after the date of the claim for indemnification by Seller or Parent caused proximately by Buyer's breach. Buyer agrees to indemnify Seller and Parent from and against the entirety of any Adverse Consequences Seller or Parent shall suffer caused proximately by any liability of the Target Company that is not an Excluded Liability.

      Specific Indemnity for Buyer's Benefit. Seller and Parent agree to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, or relating to the Excluded Liabilities. The indemnity set forth in this Section 8(d) shall not be subject to the monetary limitations set forth in Section 8(f).

      Matters Involving Third Parties.

        If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third-Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within fifteen business days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing, provided, however, that failure to timely give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

        The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party or establish any judicial or other precedent potentially adverse to the Business.

        Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 8(e)(ii) above, however, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate.

        In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Parties (not to be unreasonably withheld).

        This Section 8(e) shall not apply to Tax claims or matters.

      Limitations on Indemnification.

        Notwithstanding the foregoing, Seller shall not be required to indemnify Buyer under either Section 8 for any Adverse Consequences arising from Seller's breach of any representations or warranties contained in Section 4 of this Agreement or for any Tax Loss under Section 9, except with respect to claims for breaches of Section 4(t) (Capitalization) or Sections 3(a)(iii) or 4(b) (Brokers' Fees), unless and until the aggregate amount of all such claims is at least $250,000 (the "Basket") (and Seller shall only be required to indemnify Buyer for such claims in excess of the Basket). Seller's aggregate liability under this Section 8 for breaches of any representations or warranties contained in this Agreement and for Tax Losses under Section 9 is limited to an amount equal to twenty percent (20%) of the Purchase Price.

        Notwithstanding anything to the contrary herein, (A) Seller shall not be obligated to indemnify Buyer against any Adverse Consequences arising from or relating to any claim or liability to the extent such claim or liability is taken into account in determining the adjustment to the Preliminary Purchase Price pursuant to Section 2(f) above and (B) if the reserve for non-Income Tax liabilities shown in the Closing Date Pro Forma Balance Sheet is greater than the amount shown in the December Financial Statements and such difference is taken into account in determining the adjustment to the Preliminary Purchase Price pursuant to Section 2(f) above, then the indemnification obligation of the Seller with respect to breaches of the representations and warranties contained in Section 4(f)(ii) shall be calculated by reference to the reserve for non-Income Taxes shown in the Closing Date Pro Forma Balance Sheet rather than the amount shown in the December Financial Statements.

      Determination of Adverse Consequences. All indemnification payments under Section 8 or 9 shall be paid by the Indemnifying Party net of any Tax benefits and insurance coverage that may be available to the Indemnified Party. The Indemnified Party shall in good faith determine the existence and amount of any Tax benefits, and said good faith determination shall be conclusive. All indemnification payments under Section 8 or 9 shall be deemed adjustments to the Purchase Price.

      Exclusive Remedy. The Parties acknowledge and agree that the indemnification provisions in Sections 8 or 9 shall be the exclusive remedy for breaches of representations and warranties of Buyer, Parent and Seller with respect the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except for indemnification claims brought by Buyer against Parent and/or Seller in accordance with the terms set forth in Section 8(b) above, Buyer acknowledges and agrees that it shall not have any remedy after the Closing for any breach of the representations and warranties in Section 4 above following the survival period set forth in Section 8(a) above.

      Environmental Remedies. Without limiting the generality of Section 8(h) above, Buyer understands and agrees that its right to indemnification under Section 8(b) for breach of the representations and warranties contained in Section 4(l) hereof shall constitute its sole and exclusive remedy against Seller and Parent with respect to any environmental, health, or safety matter relating to the Target Company or its assets and the past, current, or future facilities, properties, or operations of the Business and all of their respective predecessors or Affiliates, including any such matter arising under any Environmental, Health, and Safety Requirements. Aside from such right to indemnification, Buyer hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from Seller or Parent, and hereby releases Seller and Parent from any claim, demand, or liability, with respect to any such environmental, health, or safety matter (including without limitation any arising under any Environmental, Health, and Safety Requirements and including any arising under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), any analogous state law, or the common law). Except as set forth above, Buyer hereby unconditionally agrees to indemnify, defend, and hold harmless Seller and Parent from any and all liability, loss, cost, or expense with respect to any such environmental, health, or safety matter (including any arising under any Environmental, Health, and Safety Requirements and including CERCLA, any analogous state law, and the common law).

    Tax Matters.

      Tax-Sharing Agreements. Any tax-sharing agreement between Seller and Parent shall be terminated as of the Closing Date.

      Returns for Periods Through the Closing Date.

      (i) Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by law to (A) be filed by the Target Company on or prior to the Closing Date, (B) include the Target Company in a consolidated, combined or unitary Tax Return filed by Seller or any Affiliate (other than the Target Company) with respect to any taxable period ending prior to or including the Closing Date or (C) any other Income Tax Return of the Target Company with respect to any taxable period that ends on or includes the Closing Date but is filed after the Closing Date. All Taxes due and payable with respect to such Tax Returns will be paid by Seller as and when required by law, other than (1) Taxes reflected in the reserve for current non-Income Tax liabilities included in the Closing Date Pro Forma Balance Sheet and (2) Taxes that are allocable to a Post-Closing Period, which Taxes shall be paid by Buyer as and when required by law. Such Tax Returns shall be prepared and filed on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by law, a closing agreement or other settlement entered into with a taxing authority. Buyer shall be responsible for the filing (or causing to be filed) of all other Tax Returns related to Target Company and the payment of any Taxes related to such Tax Returns.

      (ii) Seller shall include the income of the Target Company (including any deferred items triggered into income by Reg. Section1.1502-13 and any excess loss account taken into income under Reg. Section1.1502-19) on Seller's consolidated federal Income Tax Returns for all periods through the end of the Closing Date. The Target Company shall furnish Tax information to the Seller for inclusion in Seller's federal consolidated Income Tax Return for the period that includes the Closing Date in accordance with the past custom and practice of the Target Company. In the case of Income Taxes, the income and expenses of the Target Company shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Target Company and their Subsidiaries as of the end of the Closing Date. Taxes other than Income Taxes shall be allocated between the Pre-Closing Period and the Post-Closing Period based on the relative number of days in such taxable period that fall within the Pre-Closing Period and the Post-Closing Period, as the case may be. For purposes of the previous two sentences, "Income Taxes" shall be deemed to also include any Taxes measured by or imposed on gross receipts.

      Tax Proceedings. If any third party shall notify any Person entitled to indemnification under Section 9 (the "Tax Indemnified Party") of any Tax audit or proceeding, proposed Tax assessment or other Tax matter (a "Tax Proceeding") which may give rise to claim for indemnification against any other Party (the "Tax Indemnifying Party") under Section 9, then the Tax Indemnified Party shall promptly (and in any event with fifteen business days after receiving notice of the Tax Proceeding, with an expedited time frame where necessary to comply with governmental deadlines in connection with such Tax Proceeding) notify the Tax Indemnifying Party thereof in writing; provided, however, that failure to timely give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Any such notice shall describe in reasonable detail the type of Tax involved in the Tax Proceeding, the tax year(s) at issue and the basis for the Tax Claim against the Tax Indemnifying Party, and shall include a copy of any materials received from the applicable Taxing Authority in connection therewith. In the case of any Tax Proceeding that is subject to this Section 9(c), the Controlling Party shall be entitled to appoint as lead counsel any legal counsel of its choice and shall control the conduct of the Tax Proceeding. In the case of any such Tax Proceeding that is subject to this Section 9(c), the Controlling Party shall provide the Noncontrolling Party with a timely and reasonable detailed account of each stage of the Tax Proceeding and a copy of the portions of all documents relating to the Tax Proceeding that are relevant to any Tax for which the Noncontrolling Party may be required to indemnify or may otherwise be liable, (ii) the Controlling party shall consult with the Noncontrolling Party before taking any significant action in connection with the Tax Proceeding that might adversely affect the Noncontrolling Party, (iii) the Controlling Party shall consult with the Noncontrolling Party and offer the Noncontrolling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with the Tax Proceeding (including, to the extent practicable, any documents furnished to the applicable Taxing Authority in connection with any discovery request) to the extent such materials concern matters in the Tax Proceeding that could adversely affect the Noncontrolling Party, (v) the Noncontrolling Party shall reasonably facilitate to the extent requested by the Controlling Party, and shall not impede, the Tax Proceeding, and (vi) except in the case of a Tax Proceeding with respect to a consolidated, combined, unitary or group Tax Return of Seller or any of its Subsidiaries for a taxable period that ends on or before the Closing Date (other than such a Tax Return that includes solely Buyer or any of its Subsidiaries), the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be reasonably withheld, delayed or conditioned, of the Noncontrolling Party if such settlement, compromise or abandonment would have an unindemnified materially adverse impact on the Noncontrolling Party. If the Noncontrolling Party reasonably withholds such consent pursuant to the preceding clause (vi) the parties shall negotiate in good faith to resolve their differences and, failing that, shall submit the matter to binding arbitration with a mutually acceptable arbitrator (with expedited time frames where necessary to comply with governmental deadlines in connection with such audit or proceeding) to resolve the parties' dispute in connection with the Tax Proceeding. "Controlling Party" means Seller and "Noncontrolling Party" shall mean Buyer, except with respect to any taxable period of Buyer or taxable period of the Target Company beginning after the Closing Date, in which case the Controlling Party shall mean Buyer and the Noncontrolling Party shall mean Seller. Notwithstanding any other provision of this Agreement, neither Buyer, any affiliate of Buyer, nor any other person shall have any right to receive or obtain any information relating to, or have any rights with respect to, any consolidated, combined, unitary or group Taxes or Tax Returns of Seller or any of its Subsidiaries other than information and rights relating solely to items of the Target Company. Furthermore, any rights of Buyer with respect to any consolidated, combined, unitary or group Taxes or Tax Returns of Seller or any of its Subsidiaries shall apply only to the extent that Buyer might be adversely affected, it being understood that any claim or issue that would increase Tax for which Seller is responsible and liable hereunder and decrease Tax for which Buyer is responsible and liable hereunder would not adversely affect Buyer.

      Tax Indemnification. The Seller shall be responsible for and shall pay, and shall indemnify and hold the Buyer and any of its assignees and subsidiaries and their respective officers, directors, employees and agents (each a "Tax Indemnitee") harmless from and shall reimburse such Tax Indemnitee for any and all Taxes of the Target Company and any expenses or other losses related thereto that are incurred, suffered or accrued, (A) for any Pre-Closing Period to the extent such Taxes exceed the reserve for non-Income Tax liabilities included in the Closing Date Pro Forma Balance Sheet, and (B) for (i) any portion attributable to the Target Company of a Tax determined on a consolidated, combined, or unitary basis with respect to any group of which the Target Company is a member prior to the Closing for Taxes in respect of a Pre-Closing Period or a taxable period which includes the Closing Date, (any of the foregoing, a "Tax Loss"). Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, (x) Seller shall have no indemnification obligation pursuant to the foregoing clause (B) for Taxes included in the reserve for non-Income Tax liabilities included in the Closing Date Pro Forma Balance Sheet and (y) Seller's obligation hereunder are subject to Sections 8(f), 8(g), 8(h) and 11(k) and also to the survival period pertaining to Taxes in Section 8(a).

      Indemnification for Post-Closing Transactions. Buyer agrees to indemnify Seller for any additional Tax owed by Seller (or any of its Subsidiaries) (including Tax owed by Seller (or any of its Subsidiaries) due to this indemnification payment) resulting from any actions of the Buyer, its Subsidiaries or the Target Company not in the Ordinary Course of Business on the Closing Date after the Buyer's purchase of the Target Company. For purposes of this Section 9(e), the making of any Section338(h)(10) Election pursuant to Section 9(g) and any consequences deemed to occur as a result of such election shall not be treated as an action that is outside of the Ordinary Course of Business.

      Post-Closing Transactions Not in Ordinary Course of Business. Buyer and Seller agree to report all transactions not in the Ordinary Course of Business relating to the Target Company and occurring on the Closing Date after the Buyer's purchase of the Target Company on Buyer's federal Income Tax Return to the extent permitted by Reg. Section1.1502-76(b)(1)(ii)(B). For the avoidance of doubt, nothing in this Section 9(f) shall limit the obligation of Seller to pay any Income Tax liability in respect of any deemed asset sale resulting from the Section338(h)(10) Election contemplated under this Agreement.

    (g) Code Section338(h)(10) Election. Seller, Parent and Buyer shall join in making an election under Code Section338(h)(10) (and any corresponding elections under state or local tax law) (collectively, a "Section338(h)(10) Election") with respect to the purchase and sale of the stock of the Target Company hereunder.

    (h) Tax Refunds and Credits.

    (i) Any:

    (w) Tax refunds that are received by the Buyer or the Target Company,

    and

    (x) any amounts credited against Tax to which Buyer or the Target Company becomes entitled;

    that relate to a Pre-Closing Period of the Target Company or any Affiliate of the Target Company (other than Buyer and its Affiliates), to the extent such refund or credit exceeds the reserve for non-Income Tax liabilities reflected on the Closing Date Pro Forma Balance Sheet, shall be for the account of the Seller, and Buyer shall pay over to the Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

    (ii) Any:

    (y) Tax refunds that are received by the Buyer or the Target Company; and

    (z) any amounts credited against Tax to which the Buyer or the Target Company becomes entitled;

    that relate to the operations of the Target company during a Post-Closing Period shall be for the account of and retained by Buyer (or in the event received by Seller, paid over to Buyer within fifteen (15) days after receipt), it being understood that to the extent any such refund or credit directly results from an adjustment to a Pre-Closing Period, such refund or credit shall be taken into account as a Tax benefit for purposes of determining any Tax Loss which may result from such adjustment.

    (i) Cooperation. Buyer and the Target Company on the one hand, and Seller (on behalf of its Affiliates), on the other, agree, in each case to the extent reasonably requested by the other Party and at no cost to the other Party, to (i) furnish to the other party in a timely manner information and documents for purposes of preparing any original Tax Returns to which Section 9(b) applies and contesting or defending any Audit, (ii) cooperate in any Audit, (iii) retain and provide on demand books, records, documentation or other information relating to any Tax Return until the later of (A) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) and (B) in the event any claim is made under this Agreement for which such information is relevant, until a final determination, as defined under Section 1313(a) of the Code, with respect to such claim; and (iv) take such action as such other party may deem appropriate in connection therewith.

    Termination.

      Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

        Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

        Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (A) Seller has within the then previous ten business days given Buyer any notice pursuant to Section 5(f)(i) above and (B) the development that is the subject of the notice has had a Material Adverse Effect;

        Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement (other than the representations and warranties in Section 4 above) in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of fifteen business days after the notice of breach or (B) if the Closing shall not have occurred on or before April 30, 2006 by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

        Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of fifteen business days after the notice of breach or (B) if the Closing shall not have occurred on or before April 30, 2006, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

      Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that Buyer's obligations under the Confidentiality Agreement shall survive until the earlier of (i) the Closing and (ii) the termination of this Agreement.

    Miscellaneous.

      Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith upon advice of counsel is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure) and any Party may issue a press release upon entering into this Agreement after reasonable consultation with the other Parties.

      No Third-Party Beneficiaries. Other than as explicitly set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

      Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Parent or Seller:

Alpharma Inc. One Executive Drive Fort Lee, New Jersey 07024 Attention: Executive Vice President and Chief Financial Officer Facsimile: (201) 947-0795

with copy to:

Alpharma Inc. One Executive Drive Fort Lee, New Jersey 07024 Attention: Executive Vice President and Chief Legal Officer Facsimile: (201) 592-1481

If to Buyer or Guarantor:

Cardinal Health, Inc. 7000 Cardinal Place Dublin, Ohio 43017 Attention: Chief Legal Officer Facsimile No.: (614) 757-6948

with copy to:

Cardinal Health, Inc. 7000 Cardinal Place Dublin, Ohio 43017 Attention: Senior Vice President - Prescription Product Management Facsimile No.: (614) 757-8290

      Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

      Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Parent and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      Expenses. Buyer, on one hand, and Seller and Parent, on the other hand, will each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be allocated fifty-percent (50%) to Buyer and fifty-percent (50%) to Seller and paid when due.

      Allocation of Purchase Price. The Parties agree that the Purchase Price (and other capitalized costs) will be allocated among the various assets of the Target Company as mutually determined by the Parties in good faith.

      Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation."

      Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ALPHARMA U.S. INC.

By:
Name:
Title:
ALPHARMA INC.

By: ____________________________________
Name:
Title:
CARDINAL HEALTH 110, INC.

By:
Name:
Title:

CARDINAL HEALTH, INC.

By:
Name:
Title: